UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
December 18, 2009
Date of Report (date of earliest event reported)
AVISTAR COMMUNICATIONS CORPORATION
(Exact name of Registrant as specified in its charter)
Delaware	000-31121	88-0463156
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
1875 S. Grant Street, 10th Floor, San Mateo, California 94402
(Address of principal executive offices, including zip code)
(650) 525-3300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On December 18, 2009, Avistar Communications Corporation ("Avistar") entered into a patent purchase agreement to sell all right, title and interest in and to substantially all of Avistar’s U.S patents and patent applications, and related foreign patents and patent applications to Intellectual Ventures Fund 61 LLC ("Intellectual Ventures").  The closing of these transactions and payment of the purchase price are subject to the satisfaction of customary closing conditions within 75 days of the date of the agreement.  In addition, Intellectual Ventures has the right to terminate the agreement for any reason at anytime on or prior to December 25, 2009. Intellectual Ventures has agreed that, unless it cancels the agreement on or prior to December 25, 2009, (a) Intellectual Ventures will use commercially reasonable efforts to close the patent purchase agreement within thirty calendar days, upon which Intellectual Ventures will pay Avistar $11 million and (b) on closing, Intellectual Ventures will grant Avistar and its subsidiaries for the lives of the patents, a royalty-free, irrevocable, non-exclusive, non-sublicensable, right and license, to make, have made, use, sell, offer for sale, import and export Avistar products or services covered by the patents in the ordinary course of business.  These granted rights and licenses include rights for authorized agents and end users of Avistar and its subsidiaries to form combinations with other products for certain authorized purposes.  Avistar retains a limited time right to grant a single licensee to certain patents related to the products and services of a third party, subject to certain limitations, and in the event such license is not consummated prior to closing, the right to grant a license to such third party will transfer to Intellectual Ventures and Intellectual Ventures will pay Avistar an additional sum if Intellectual Ventures licenses the third party under the patents.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which will be filed as an exhibit to Avistar’s Annual Report on Form 10-K for the year ended December 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AVISTAR COMMUNICATIONS CORPORATION

Date: December 24, 2009	By:	/s/ Elias MurrayMetzger
Elias MurrayMetzger
Chief Financial Officer